ASSET PURCHASE AGREEMENT


                              dated
                     as of December 7, 1994


                             between
                WHITTAKER, CLARK & DANIELS, INC.
                      CLARK MINERALS, INC.,
                     CHEROKEE MINERALS, INC.
                               and
                      PIONEER TALC COMPANY
                           ("Sellers")
                               and
                 SUZORITE MINERAL PRODUCTS, INC.
                            ("Buyer")
                               and
                        ZEMEX CORPORATION
                            ("Zemex")
                        TABLE OF CONTENTS
                               TO
                    ASSET PURCHASE AGREEMENT

                                                             Page

                            ARTICLE 1
             SALE AND PURCHASE OF THE ASSETS OF THE
                        WCD TALC BUSINESS

1.1  Purchased Assets.. . . . . . . . . . . . . . . . . . . . .
2
          (a)  Real Property. . . . . . . . . . . . . . . . . . .
.  2
          (b) Fixed Assets, Equipment Machinery and Other Tangible Personal Property 2
          (c)  Leases.. . . . . . . . . . . . . . . . . . . . . .
.  2
          (d)  Inventory. . . . . . . . . . . . . . . . . . . . .
.  2
          (e)  Receivables. . . . . . . . . . . . . . . . . . . .
.  3
          (f)  Contracts and Other Agreements Relating to the
Business.  3
          (g)  Licenses, Permits. . . . . . . . . . . . . . . . .
.  3
          (h)  Brand and Trade Names; Know-How. . . . . . . . . .
.  3
          (i)  Prepayments. . . . . . . . . . . . . . . . . . . .
.  3
          (j)  Longhorn Stock.. . . . . . . . . . . . . . . . . .
.  3
          (k)  Other Purchased Assets.. . . . . . . . . . . . . .
.  3
1.2  Assumed Liabilities. . . . . . . . . . . . . . . . . . . .
4
1.3  Excluded Liabilities.. . . . . . . . . . . . . . . . . . .
4
          (a)  Intercompany Payables. . . . . . . . . . . . . . .
.  4
          (b)  Employee Liabilities.. . . . . . . . . . . . . . .
.  4
1.4  Title to the Purchased Assets: Documents of Conveyance.. .
4

                            ARTICLE 2
                             CLOSING

2.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . .
5

                            ARTICLE 3
                         PURCHASE PRICE

3.1  Purchase Price.. . . . . . . . . . . . . . . . . . . . . .
6
3.2  Payment to CMI, CHM and PTC and Adjustments of Cash Purchase
Price.  7
3.3  Payment to WCD of Stock Portion of Purchase Price. . . . .
7
3.4  Allocation of Purchase Price.. . . . . . . . . . . . . . .
7

                            ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1  Representations and Warranties of Sellers. . . . . . . . .
7
          (a)  Organization of Sellers; Authorization.. . . . . .
.  7
          (b)  No Conflict. . . . . . . . . . . . . . . . . . . .
.  8
          (c)  Balance Sheet; Inventory; Accounts Receivable. . .
.  8
          (d)  Absence of Undisclosed Liabilities.. . . . . . . .
.  8
          (e)  Consents and Approvals of Governmental Bodies. . .
.  8
          (f)  Title to Real Property.. . . . . . . . . . . . . .
.  8
          (g)  Title to Personal Property.. . . . . . . . . . . .
.  9
          (h)  Contracts. . . . . . . . . . . . . . . . . . . . .
.  9
          (i)  Litigation.. . . . . . . . . . . . . . . . . . . .
.  9
          (j)  Compliance with Applicable Law.. . . . . . . . . .
.  9
          (k)  Environmental Matters; Permits.. . . . . . . . . .
.  9
          (l)  No Brokers and Finders.. . . . . . . . . . . . . .
. 10
          (m)  Absence of Change. . . . . . . . . . . . . . . . .
. 10
          (n)  Labor Matters. . . . . . . . . . . . . . . . . . .
. 10
          (o)  Benefit Plans. . . . . . . . . . . . . . . . . . .
. 10
          (p)  Breaches of Contracts. . . . . . . . . . . . . . .
. 11
          (q)  Investment Intent. . . . . . . . . . . . . . . . .
. 12
          (r)  Longhorn Shares. . . . . . . . . . . . . . . . . .
. 12
          (s)  Reclamation and Performance Bonds. . . . . . . . .
. 12
4.2  Representations and Warranties of Buyer and Zemex. . . . .
12
          (a)  Organization of Buyer; Authorization.. . . . . . .
. 12
          (b)  No Conflict. . . . . . . . . . . . . . . . . . . .
. 13
          (c)  Litigation.. . . . . . . . . . . . . . . . . . . .
. 13
          (d)  No Brokers or Finders. . . . . . . . . . . . . . .
. 13
          (e)  Consents and Approvals of Governmental Bodies. . .
. 13
          (f)  Capitalization; Issuance of Shares; Exemption from
          Registration.. . . . . . . . . . . . . . . . . . . . .
. . . 13

                            ARTICLE 5
          COVENANTS AND OTHER AGREEMENTS OF THE PARTIES. . . . 14

5.1  Continuity of Employment.. . . . . . . . . . . . . . . . .
14
5.2  Defined Benefits Plans.. . . . . . . . . . . . . . . . . .
14
5.3  Sales and Transfer Taxes; Prorations.. . . . . . . . . . .
15
5.4  New York Real Property Transfer Gains Tax. . . . . . . . .
15
5.5  Access to Information. . . . . . . . . . . . . . . . . . .
15
5.6  Transition.. . . . . . . . . . . . . . . . . . . . . . . .
16
5.7  Environmental Audit.   . . . . . . . . . . . . . . . . . .
16
5.8  Noncompetition.. . . . . . . . . . . . . . . . . . . . . .
16
5.9  Temporary Accounting Assistance. . . . . . . . . . . . . .
17
5.10 Distribution Agreement. . . . . . . . . . . . . . . . . . 17

                            ARTICLE 6
                        THE ZEMEX SHARES

6.1  Restrictions on Transferability of Shares; Compliance with
Securities Act;
     Registration Rights.. . . . . . . . . . . . . . . . . . . .
. 17
          (a)  Restrictions on Transferability. . . . . . . . . .
. 17
          (b)  Restrictive Legend.. . . . . . . . . . . . . . . .
. 17
          (c)  Notice of Proposed Transfer. . . . . . . . . . . .
. 18
          (d)  Registration Rights. . . . . . . . . . . . . . . .
. 18
6.2  Redemption of Shares.. . . . . . . . . . . . . . . . . . .
19
          (a)  Optional Redemption by Zemex; Redemption Price.. .
. 19
          (b)  Notice of Redemption.. . . . . . . . . . . . . . .
. 19
          (c)  Surrender and Payment. . . . . . . . . . . . . . .
. 19
6.3  Payment upon Sale in a Public Market.. . . . . . . . . . .
19
6.4  Payment upon Private Resale. . . . . . . . . . . . . . . .
19
6.5  Obligation to Sell upon Demand in Certain Circumstances. .
20
6.6  Escrow of Shares.. . . . . . . . . . . . . . . . . . . . .
20
6.7  Binding Effect.. . . . . . . . . . . . . . . . . . . . . .
21

                            ARTICLE 7
                      CONDITIONS TO CLOSING

7.1  General Conditions.. . . . . . . . . . . . . . . . . . . .
21
          (a)  No Prohibition. . . . . . . . . . . . . . . . . .
. 21
          (b)  Material Titles and Permits. . . . . . . . . . . .
. 21
7.2  Conditions to Sellers' Obligations.. . . . . . . . . . . .
21
          (a)  Buyer's Performance. . . . . . . . . . . . . . . .
. 21
          (b)  Representations and Warranties True; Officer's
Certificate. 21
          (c)  Payments and Assumption of Liabilities.. . . . . .
. 21
          (d)  Approval and Consents. . . . . . . . . . . . . . .
. 22
7.3  Conditions to Buyer's Obligations. . . . . . . . . . . . .
22
          (a)  Sellers' Performance.. . . . . . . . . . . . . . .
. 22
          (b)  Representations and Warranties True; Officer's
Certificate. 22
          (c)  Approvals and Consents.. . . . . . . . . . . . . .
. 22
          (d)  Opinion of Counsel of Sellers. . . . . . . . . . .
. 22
          (e)  Remedial Actions.. . . . . . . . . . . . . . . . .
. 22

                            ARTICLE 8
                         INDEMNIFICATION

8.1  Indemnification by Sellers.. . . . . . . . . . . . . . . .
22
8.2  Indemnification by Buyer.. . . . . . . . . . . . . . . . .
23
8.3  Limitations on Sellers' Indemnification. . . . . . . . . .
23
8.4  Cooperation. . . . . . . . . . . . . . . . . . . . . . . .
23
          (a)  Notice.. . . . . . . . . . . . . . . . . . . . . .
. 23
          (b)  Claims for Money Damages.. . . . . . . . . . . . .
. 23
          (c)  Claims for Environmental Work. . . . . . . . . . .
. 24

                            ARTICLE 9
                       GENERAL PROVISIONS

9.1  Notices. . . . . . . . . . . . . . . . . . . . . . . . . .
24
9.2  Entire Agreement; Incorporation; Subsequent Modifications.
26
9.3  Assignment; Binding Effect; Third Party Beneficiaries. . .
26
9.4  Expenses of Sale.. . . . . . . . . . . . . . . . . . . . .
27
9.5  Cooperation; Execution of Additional Documents.. . . . . .
27
9.6  Bulk Sales Waiver. . . . . . . . . . . . . . . . . . . . .
27
9.7  Counterparts.. . . . . . . . . . . . . . . . . . . . . . .
27
9.8  Interpretation and Governing Law, Jurisdiction and Service
of Process. 27
9.9  Severability.. . . . . . . . . . . . . . . . . . . . . . .
27
9.10 Definition of Affiliate.. . . . . . . . . . . . . . . . . 27
9.11 Press Releases. . . . . . . . . . . . . . . . . . . . . . 27
9.12 United States Dollars.. . . . . . . . . . . . . . . . . . 28
9.13 Survival of Covenants, Representations and Warranties.. . 28
                        LIST OF EXHIBITS

Exhibit A      11/30/94 Balance Sheet (Section 1.1(e))
Exhibit B      Form of Bill of Sale, Assignment and Assumption
Agreement (Section 1.4)
Exhibit C      Forms of Deeds (Section 1.4)
Exhibit D      Purchase Price Allocation Schedule (Section 3.4)
Exhibit E      Certificate of Buyer (Section 7.2(b))
Exhibit E-1         Certificate of Zemex (Section 7.2(b))
Exhibit F      Form of Opinion of Counsel to Buyer (Section
7.2(e))
Exhibit G      Certificate of Sellers (Section 7.3(b))
Exhibit H      Form of Opinion of Counsel to Sellers (Section
7.3(d))
Exhibit I      Form of Registration Rights Agreement (Sections
3.3 and 6.1(d))
Exhibit J      Form of Distribution Agreement (Section 5.10)



                        LIST OF SCHEDULES

Schedule 1.1(a)     Description of Real Property
Schedule 1.1(b)     Fixed Assets and Equipment
Schedule 1.1(d)     Inventory
Schedule 1.1(f)     Material Contracts
Schedule 4.1(b)     Conflicts with Agreements, Laws, Etc.
Schedule 4.1(d)     Other Liabilities
Schedule 4.1(f)     Liens
Schedule 4.1(i)(i)  Pending Proceedings
Schedule 4.1(i)(ii) Materially Adverse Judgments, Orders or
Decrees
Schedule 4.1(j)     Legal Violations
Schedule 4.1(k)     Environmental Matters and Material Permits
Schedule 4.1(m)     Adverse Changes
Schedule 4.1(o)(i)  Employee Welfare Benefit Plans
Schedule 4.1(o)(ii) Employee Pension Benefit Plans
                    ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement (the "Agreement") is entered into as of this 7th day of December, 1994 by and among Suzorite Mineral Products, Inc., a Delaware corporation ("Buyer"), Zemex Corporation, a Delaware corporation ("Zemex") and Whittaker, Clark & Daniels, Inc., a New Jersey corporation ("WCD"), Clark Minerals, Inc., a New York corporation ("CMI"), Cherokee Minerals, Inc., a North Carolina corporation ("CHM"), and Pioneer Talc Company, a Texas corporation ("PTC") (WCD, CMI, CHM and PTC will sometimes hereafter be referred to individually as a "Seller" and collectively as "Sellers") (such persons may be referred to individually as a "Party" and collectively the "Parties").


                            RECITALS

          A. WCD is the owner of all the capital stock of CMI, CHM and Longhorn Holdings, Inc., a Delaware corporation ("Longhorn"), and WCD is the indirect owner of all of the capital stock of PTC. CMI is in the business of buying and processing premium talc at facilities near Diana, New York (the "CMI Business"). CHM is in the business of processing baryte at facilities near Murphy, North Carolina (the "CHM Business"). PTC is in the business of mining and processing talc on properties owned or leased by Longhorn at facilities near Van Horne, Texas (the "PTC Business"). (Collectively, the CMI, CHM and PTC Businesses will be referred to as the "WCD Talc Business.")

          B. Sellers desire to sell, and Buyer desires to purchase, the assets related to the operation of the WCD Talc
Business and the capital stock of Longhorn, on the terms and conditions set forth in this Agreement.

          C. Buyer is the wholly-owned subsidiary of Zemex, and Zemex is a party hereto for purposes of the stock portion of the purchase price.

          D. Buyer desires only to assume those certain of the liabilities and obligations of Sellers relating to the WCD Talc
Business as more specifically set forth in this Agreement.


                            AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:


                            ARTICLE 1
             SALE AND PURCHASE OF THE ASSETS OF THE
                        WCD TALC BUSINESS

          1.1 Purchased Assets. On the Closing Date (as defined below) but effective for all purposes as of December 1, 1994 (the "Effective Date") and subject to the terms and conditions of this Agreement, Sellers shall sell, convey, grant, assign, transfer and deliver to Buyer, and Buyer, shall buy, accept and receive from Seller, all of Sellers' right, title and interest in and to the following assets:

               (a)  Real Property.  All real property and
interests, options or rights therein owned or leased by Sellers and used in the conduct of the WCD Talc Business, and all plant, warehouse, office facilities, buildings, easements, rights of way and appurtenances thereon and thereto and other improvements and fixtures attached to such real property, and specifically including the condominium in Murphy, North Carolina which is considered for purposes hereof as being part of the CHM Business but which is owned by WCD (collectively, the "Real Property"). With respect to certain mineral rights included within the Real Property underlying the PTC Business, title to same is held by Longhorn, and pursuant to paragraph (j) below Buyer is purchasing all of the issued and outstanding shares of capital stock of Longhorn from WCD. All Real Property is identified as owned or leased and described on Schedule 1.1(a) attached hereto.

               (b) Fixed Assets, Equipment Machinery and Other Tangible Personal Property. All fixed assets, equipment, machinery, tools, supplies, furniture, leasehold improvements, automobiles, trucks, non-inventoried stores and supplies, and other miscellaneous tangible personal property (other than fixtures) exclusively related to the WCD Talc Business or located on the Real Property at the Effective Date (collectively, the "Fixed Assets and Equipment"), and identified in Schedule 1.1(b) attached hereto, which schedule constitutes (i) a reprint of the WCD Talc Business's Fixed Assets Master Report for each of CMI, CHM and PTC, and (ii) a more detailed description (including serial numbers, as appropriate) of the more significant individual Fixed Assets and Equipment (defined as being those items of material value).

               (c) Leases. All leases and subleases of personal property or Fixed Assets and Equipment used in the conduct of the WCD Talc Business, excluding, however, all intercompany leases or leases with Windser, Inc. ("Windser") covering any such items, it being understood that all such intercompany or Windsor leases are being terminated in connection with the sale of the assets of the WCD Talc Business pursuant to this Agreement, such that items previously covered by any such intercompany or Windser leases are included as a Fixed Asset and Equipment on Schedule 1.1(b) and are being conveyed by Sellers free and clear of the obligations under any such intercompany or Windser leases.

               (d) Inventory. All inventories owned by CMI, CHM or PTC and related to the WCD Talc Business as of the Effective Date consisting of raw materials (including any stockpiled talc or baryte), work-in-process, finished goods and supplies and packaging materials employed in the conduct of the WCD Talc Business ("Inventory"). All Inventory reflected on the November 30, 1994 balance sheet of the WCD Talc Business attached hereto as Exhibit A (the "11/30/94 Balance Sheet") was included therein on a consistent basis with prior inventory counts and is identified in Schedule 1.1(d) attached hereto by product, quantity, unit cost (on a per ton basis) and total extended value of such Inventory items.

               (e)  Receivables.  All accounts and notes
receivable, deposits, advances, and all other receivables that relate to the conduct of the WCD Talc Business as of the Effective Date, exclusive of any intercompany receivables shown on the 11/30/94 Balance Sheet (the "Accounts Receivable").

               (f) Contracts and Other Agreements Relating to the Business. All rights of Sellers as of the Effective Date under all contracts, licenses, leases, purchase and sale orders and other agreements exclusively relating to the operation of WCD Talc Business as of the Effective Date. Schedule 1.1(f) to this Agreement contains a list of such contracts and other agreements (other than purchase orders for products of the WCD Talc Business which are expected to be performed within 90 days) to be transferred to Buyer hereunder that, as of the Effective Date, are material to the operation of the WCD Talc Business or provide for the payment to or from Sellers of amounts in excess of $25,000 per year (collectively, the "Material Contracts").

               (g) Licenses, Permits. All federal, state, local and other governmental licenses, permits, approvals and authorizations that relate to the operation of the WCD Talc Business as currently being operated, including those permits listed on Schedule 4.1(k) (the "Material Permits"), subject to any legal restrictions on transferability pertaining to such
Schedule 4.1(k) permits.

               (h) Brand and Trade Names; Know-How. All right, title and interest of Sellers and its affiliates in and to the brand or trade names relating to the talc and baryte products produced by the WCD Talc Business, including without limitation the names of Clark Minerals, Cherokee Minerals, Pioneer Talc or Rosa Blanca Talc, together with all of Sellers' know-how and expertise, tangible and intangible, used in the conduct of the WCD Talc Business as of the Effective Date. Buyer intends to register the referenced trade or brand names following the Closing Date. It is acknowledged that following the Closing Date the Sellers intend to liquidate and dissolve CMI, CHM and PTC as corporations and following such dissolutions Buyer shall, to the extent consistent with applicable law, be free to use their corporate names.

               (i)  Prepayments.  Any security, utility or
similar deposits or prepaid expenses.

               (j)  Longhorn Stock.  All of the Longhorn Shares
(as defined in Section 4.1(r)).

               (k) Other Purchased Assets. All other assets of Sellers relating to the WCD Talc Business and described on or included in the 11/30/94 Balance Sheet, or located on the Real Property, including without limitation books, records, customer lists, pricing information, existing sales literature, plans, operating manuals, and all other files, and data relating to the WCD Talc Business or any of its assets.

          Collectively, the assets described in paragraphs (a) through (k) above are referred to hereinafter as the "Purchased
Assets."

          1.2 Assumed Liabilities. At Closing but effective as of the Effective Date, Sellers shall assign and delegate to Buyer, and Buyer shall expressly assume and undertake to pay, defend, discharge and perform in full when due the Assumed Liabilities (as defined below) pursuant to this Agreement and the General Assignment, Bill of Sale and Assumption Agreement referred to in Section 1.4. For purposes hereof, "Assumed Liabilities" shall mean all debts (excluding any bank debt owed by WCD, CMI, CHM or PTC), liabilities, obligations, commitments and contracts related to the operation of the WCD Talc Business as of the Effective Date, including, without limitation all accounts payable and accrued liabilities identified on the 11/30/94 Balance Sheet, all purchase commitments, reclamation bonds (if any) and other obligations pertaining to the reclamation of the Real Property following talc mining or talc or baryte processing operations, sales orders, the obligation to complete all work-in process, utility contracts, sales representative orders, licenses, leases (excluding any intercompany and Windser leases as described in Section 1.1(c)), consulting agreements and other contracts (including the Material Contracts) relating to the operation of the WCD Talc Business, and all other undertakings and obligations relating thereto, and the obligations of the Buyer arising under other provisions of this Agreement which survive the Closing as defined below.

          1.3 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or be liable for any of the following liabilities or obligations of Sellers (the "Excluded Liabilities").

               (a) Intercompany Payables. All liabilities and obligations of any kind existing as of the Effective Date of a nature characterized as an intercompany liability (including where such intercompany liability is used in the calculation of net intercompany payables or receivables, as the case may be) on the 11/30/94 Balance Sheet or otherwise owed or owing by the CMI, CHM, PTC or Longhorn to WCD or each other or any Affiliate thereof (the "Intercompany Payables").

               (b) Employee Liabilities. All liabilities and obligations relating to employees of WCD, CMI, CHM or PTC currently or formerly employed in the conduct of the WCD Talc Business ("Employees") or consultants of the WCD Talc Business relating to the services performed prior to the Effective Date including, without limitation, compensation, wages, bonuses, severance, incentives, deferred compensation, life insurance, stock options, disability laws and premiums, worker's compensation, unemployment compensation, retiree medical or death benefits, employee welfare or retirement benefits, and obligations or agreements to rehire or give preferential treatment to laid off or terminated employees, whether any of the foregoing are written, oral, funded, unfunded, matured or contingent.

          1.4 Title to the Purchased Assets: Documents of Conveyance. At Closing but effective as of the Effective Date, Sellers shall convey all of its right, title and interest in and to the Purchased Assets to Buyer. Title to the purchased Assets other than the Real Property shall be conveyed pursuant to a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B, and by such other documents as are reasonably acceptable to counsel for Sellers and counsel for Buyer in accordance with the terms hereof. Title to the Real Property (other than the Real Property owned or leased by Longhorn) shall be conveyed pursuant to Deeds substantially in the forms attached hereto as Exhibit C, which forms it is agreed shall be substantially the same as those deeds utilized when the Sellers originally acquired the Real Property, and by such other documents as are reasonably acceptable to counsel for Sellers and counsel for Buyer. Such instruments of conveyance shall warrant title to the same extent as Sellers received when acquiring such Real Property (but at a minimum shall warrant against encumbrances created by Sellers), subject only to liens permitted by Section 4.1(f). With respect to the Real Property owned or leased by Longhorn, Longhorn and PTC shall take whatever steps are required as of the Effective Date to terminate that certain Agreement dated as of March 21, 1985, as amended, pursuant to which PTC contracted to mine talc from the mineral properties owned by Longhorn.


                            ARTICLE 2
                             CLOSING

          2.1 Closing. The sale and purchase of the Purchased Assets shall be effective as of the Effective Date and consummated at a closing (the "Closing") to be held at the offices of WCD, 1000 Coolidge Street, South Plainfield, New Jersey 07080-1000, or at such other place as the Parties may mutually agree, on the date of execution of this Agreement, which unless otherwise mutually agreed shall be on December 7, 1994 (the "Closing Date"); provided, however, that the Closing shall occur no later than December 30, unless the Parties shall otherwise mutually agree in writing. The day of the Closing is sometimes referred to herein as the "Closing Date." At the Closing,

               (a)  Sellers will execute this Agreement and
deliver to Buyer:

                    (i)  the Deeds referred to in Section 1.4;

                    (ii) the Bill of Sale, Assignment and
Assumption Agreement referred to in Section 1.4;

                    (iii)     the Certificate referred to in
Section 7.3(b);

                    (iv) the opinion of counsel to Sellers
referred to in Section 7.3(e);

                    (v)  UCC termination statements and other
applicable documentation necessary to release any interest of any third party (including without limitation First Fidelity Bank) in the Purchased Assets;

                    (vi) The Registration Rights Agreement
referred to in Section 6.1(d), executed by WCD;

                    (vii)     the Distribution Agreement referred
to in Section 5.10, executed by WCD; and

                    (viii)    the Longhorn Shares, together with
duly executed stock power covering such securities duly executed by WCD.

               (b)  Buyer will execute this Agreement, cause
Zemex to do the same and deliver to Sellers:

                    (i)  the Cash portion of the Purchase Price
referred to in Section 3.2;

                    (ii) the Stock Portion of the Purchase Price
(i.e., the Shares) referred to in Section 3.3;

                    (iii)     the Bill of Sale, Assignment and
Assumption Agreement referred to in Section 1.4;


                    (v) the opinion of counsel to Buyer referred to in Section 7.2(e);

                    (vi) the Registration Rights Agreement
referred to in Section 6.1(d), executed by Zemex; and

                    (vii)     the Distribution Agreement referred
to in Section 5.10, executed by Buyer.


                            ARTICLE 3
                         PURCHASE PRICE

          3.1 Purchase Price. The consideration for the Purchased Assets shall be Buyer's assumption of the Assumed Liabilities as provided in Section 1.3, plus the payment to Sellers of Four Million Three Hundred Eighty-Eight Thousand and Five Hundred and Fifty-Seven Dollars ($4,388,557) payable to CMI, CHM and PTC in consideration for the assets of the WCD Talc Business (the "Cash Portion of the Purchase Price"), plus 136,360 shares of Zemex stock to be issued and delivered as described in
Section 3.3 (the "Stock Portion of the Purchase Price") to WCD in exchange for the Longhorn Shares. (Collectively, the Cash Portion of the Purchase Price and the Stock Portion of the Purchase Price are referred to as the "Purchase Price".)

          3.2 Payment to CMI, CHM and PTC and Adjustments of Cash Purchase Price. On the Closing Date, Buyer shall pay the Cash Portion of the Purchase Price to Sellers by same day funds, wire transferred for receipt prior to 1:00 p.m. Eastern Time on the Closing Date, and directed to such accounts as Sellers shall designate.

          3.3 Payment to WCD of Stock Portion of Purchase Price. Subject to the terms and conditions hereof (and specifically of the terms of Article 6), Buyer and Zemex shall deliver at the Closing an aggregate 136,360 shares of Common Stock (the "Shares") to WCD in exchange for the Longhorn Shares, all of which Shares shall have the rights, powers, preferences and limitations set forth herein (including without limitation in Article 6 hereof) and in Zemex's Certificate of Incorporation.
In connection with the Shares, the Sellers shall be granted certain registration rights pursuant to the Registration Rights Agreement to be entered into by Zemex and Sellers in substantially the form of Exhibit I.

          3.4 Allocation of Purchase Price. Sellers and Buyer have determined an allocation of the Cash Portion of the Purchase Price among the purchased Assets, using the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, which allocation schedule is attached hereto as Exhibit D. With respect to the Shares, Sellers have advised Buyer and Zemex that they desired the Shares be transferred and delivered to WCD. Sellers and Buyer each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Code Section 1060(b), in a manner consistent with such allocation and will not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise. If Zemex or Buyer are notified by the Internal Revenue Service of audit and change to the valuation or allocation methodology employed herein, Zemex and/or Buyer shall notify WCD and use its best efforts to reasonably protect the interest of WCD in any such audit or other investigation by such taxing authorities.


                            ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF THE PARTIES

          4.1  Representations and Warranties of Sellers.
Sellers represent and warrant to Buyer and Zemex, as of the date of this Agreement, with respect to the WCD Talc Business and except as specifically modified and supplemented on the schedules referred to herein and attached hereto (the "Disclosure
Schedules"), as follows:

               (a)  Organization of Sellers; Authorization.
WCD, CMI, CHM, PTC and Longhorn are corporations duly organized, validly existing and in good standing under the laws of the States of New Jersey, New York, North Carolina, Texas and Delaware, respectively. Each Seller has full corporate power and authority (i) to execute and deliver this Agreement, (ii) to perform its obligations hereunder and (iii) to own, lease and operate its properties and to carry on the WCD Talc Business as now being conducted. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action (including, but not limited to, approval by the Board of Directors) of each Seller and this Agreement constitutes a valid and binding obligation of each Seller enforceable in accordance with its terms, except insofar as such enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and general principles of equity.

               (b) No Conflict. Except for the matters set forth in Schedule 4.1(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Sellers will (i) violate any provision of the certificate of incorporation or by-laws of any Seller, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any encumbrance upon any of the Purchased Assets under, any Material Contract, or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to any Seller with respect to any aspect of the WCD Talc Business.

               (c)  Balance Sheet; Inventory; Accounts
Receivable. Sellers have delivered to Buyer the 11/30/94 Balance Sheet, which was prepared consistently with Seller's December 31, 1993 Balance Sheet for the WCD Talc Business and which presents fairly in accordance with GAAP the assets and liabilities of the WCD Talc Business as of such date. The values of obsolete or substandard items of Inventory have been written down to realizable market values or written off, or adequate reserves therefore have been established on the 11/30/94 Balance Sheet. The Accounts Receivable (as defined in Section 1.1(e), i.e., exclusive of intercompany receivables) of the Business shown on the 11/30/94 Balance Sheet have been collected or are collectible in the ordinary course of business net of the reserves identified on the 11/30/94 Balance Sheet.

               (d)  Absence of Undisclosed Liabilities.  Except
(i) as listed in Schedule 4.1(d), prior to the Closing Date the Business has not incurred any liability or obligation (whether accrued, absolute, contingent or otherwise) of a nature required by GAAP to be reflected on a corporate balance sheet or disclosed in the notes thereto which has not been discharged prior to the date of this Agreement and which materially and adversely affects the WCD Talc Business collectively or the CMI, CHM or PTC Businesses individually.

               (e)  Consents and Approvals of Governmental
Bodies. No consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation of the transactions contemplated hereby.

               (f) Title to Real Property. At Closing Buyer will acquire good and marketable or insurable title to the Real Property, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances, charges, limitations, exceptions or restrictions of any kind ("Liens"), except for: (i) Liens created by or arising through Buyer; (ii) reservations, easements, conditions and any other restrictions of record; zoning ordinances or other limitations imposed by any authority having jurisdiction over real property; taxes and assessments, both general and special, which create a lien but are not yet due and payable; rights; claims, encroachments or discrepancies in boundaries not shown by the public records and any other facts which a correct survey and/or inspection of the real property would disclose; and (iii) the Liens listed in Schedule 4.1(f).

               (g) Title to Personal Property. At Closing Buyer will obtain good and marketable title to the Fixed Assets and Equipment and Inventory, free and clear of all Liens except for:
(i) Liens created by or arising through Buyer; and (ii) the Liens listed in Schedule 4.1(f).

               (h) Contracts. All of the Material Contracts are in full force and effect and, except as disclosed elsewhere in this Agreement or the Disclosure Schedules, Sellers have no knowledge of any default or condition which, with notice or the lapse of time or both, would constitute a default, in any material obligation of Sellers under any Material Contract, the effect of which would materially and adversely affect the WCD Talc Business collectively or the CMI, CHM or PTC Businesses individually.

               (i) Litigation. Except as provided in Schedule 4.1(i), there is no action, suit or proceeding (collectively, a "Proceeding") by or before any court or governmental body pending or, to the knowledge of Sellers, threatened, against any of the WCD Talc Business or which questions or challenges the validity of this Agreement or any action taken or to be taken by Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby. Schedule 4.1(i) lists all pending Proceedings against the WCD Talc Business or initiated by any of the Sellers and pertaining to the WCD Talc Business against third parties, except for Proceedings which seek only monetary relief in an amount not exceeding $10,000 in any one Proceeding or group of Proceedings which arise out of the same facts. Further, except as listed in Schedule 4.1(i), Sellers are not subject to any judgment, order or decree that reasonably may be expected to have a material adverse effect on the WCD Talc Business collectively or the WCD, CMI, CHM or PTC Businesses individually.

               (j) Compliance with Applicable Law. The conduct of the WCD Talc Business and the current uses to which the Purchased Assets have been put are not in violation of any material statute, ordinance, regulation, license or permit except: (i) as listed on Schedule 4.1(j); and (ii) for violations which would not, in the aggregate, have a material adverse effect on the WCD Talc Business collectively or the CMI, CHM or PTC Businesses individually.

               (k)  Environmental Matters; Permits.

                    (i)  Except as indicated in Schedule 4.1(k),
to the best of Sellers' knowledge, information and belief, there are no specific facts or circumstances that would indicate that Sellers are not, or will not be prior to Closing, in substantial compliance with all material Environmental Laws, nor that the present condition of the WCD Talc Business or the Real Property, or Sellers' present or past activities or manner of owning and operating the WCD Talc Business or the Real Property (including on-site or off-site disposal of waste or other materials on the Real Property), gives rise to any liability to any person, contingent or otherwise under Environmental Law which would materially and adversely affect the WCD Talc Business collectively or the CMI, CHM or PTC Businesses individually. For purposes of this Agreement, "Environmental Law" shall mean any presently effective federal, state or local statute, ordinance or promulgated rule or regulation, any judicial or administrative order (whether or not on consent) or judgment, and any provision or condition of any permit, license or other operating authorization relating to protection of the environment (including wildlife), persons (including employees) or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge or emission (whether past or present) of any chemical, raw material, pollutant, contaminant, toxic or hazardous substance or condition.

                    (ii) Schedule 4.1(k) also sets forth each environmental permit, license, consent and authorization (collectively, the "Material Permits") issued by or required by a governmental entity to own or operate the WCD Talc Business as now conducted by Sellers. Sellers have no reason to believe that such Material Permits are not, renewable upon expiration or subject to materially different terms upon either transfer or renewal, or that Buyer will not be able to obtain new/replacement permits upon proper application therefor following the Closing.

               (l) No Brokers and Finders. Neither Sellers nor any affiliate of WCD has incurred any liability for any brokerage or finders fees or commissions or similar payments in connection with any of the transactions contemplated hereby.

               (m) Absence of Change. Since December 31, 1993, except as listed in Schedule 4.1(m) or the other Schedules hereto or as otherwise contemplated by this Agreement, (i) the WCD Talc Business has been operated in the ordinary course of business in a manner consistent with past practice; (ii) there has not been any material adverse change in the Purchased Assets or in the operations or financial condition of the WCD Talc Business; and
(iii) the WCD Talc Business has not incurred any damage or destruction in the nature of a casualty loss, not covered by insurance, that materially and adversely affects the WCD Talc Business.

               (n)  Labor Matters.  There are no collective
bargaining agreements in place governing the employees of the WCD Talc Business, nor is any union organizing effort underway or threatened with respect thereto. There are no labor disputes pending or initiated between Sellers and any of their respective employees except for disputes which do not have a material and adverse effect on the WCD Talc Business collectively or the CMI, CHM or PTC Businesses individually.

               (o)  Benefit Plans.

                    (i)  Employee Welfare Benefit Plans.
Schedule 4.1(o)(i) lists Sellers' employee welfare benefit plans relating to Employees as such term is defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to each such plan, (i) the plan is in material compliance with ERISA; (ii) the plan has been administered in accordance with its governing documents; (iii) neither the plan, nor any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA other than any transaction subject to a statutory or administrative exemption; (iv) except for the processing of routine claims in the ordinary course of administration, there is no material litigation, arbitration or disputed claim outstanding; and (v) all premiums due on any insurance contract through which the plan is funded have been paid or are current in the normal course of business.

                    (ii) Employee Pension Benefit Plans. Other than WCD's profit sharing plan (WCD's Profit Sharing Plan") as listed on Schedule 4.1(o)(ii), Sellers have no "employee pension benefit plans" relating to Employees, as such term is defined in
Section 3(2) of ERISA.  With respect to each such plan listed on
Schedule 4.1(o)(ii): (A) the plan is qualified under Section 401(a) of the Code, and any trust through which the plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code; (B) the plan is in material compliance with ERISA; (C) the plan has been administered in accordance with its governing documents as modified by applicable law; (D) the plan has not suffered an "accumulated funding deficiency" as defined in Section 412(a) of the Code; (E) the plan has not engaged in, nor has any fiduciary with respect to the plan engaged in, any "prohibited transaction" as defined in
Section 406 of ERISA or Section 4975 of the Code other than a transaction subject to statutory or administrative exemption;
(F) the plan has not been subject to a "reportable event" (as defined in Section 4043(b) of ERISA), the reporting of which has not been waived by regulation of the Pension Benefit Guaranty Corporation; (G) no termination or partial termination of the plan has occurred within the meaning of Section 411(d)(3) of the Code; (H) all contributions required to be made to the plan under any applicable collective bargaining agreement have been made to or on behalf of the plans (I) there is no material litigation, arbitration or disputed claim outstanding; and (J) all applicable premiums due to the Pension Benefit Guaranty Corporation for plan termination insurance have been paid in full on a timely basis.

                    (iii)     Employment and Non-Tax Qualified
Deferred Compensation Arrangements. CMI, CHM and PTC do not maintain or contribute to any retirement or deferred compensation arrangement entered into between any of such parties and any current or former officer, consultant, director or employee of the CMI, CHM, PTC or the WCD Talc Business that is not intended to be a tax qualified arrangement under Section 401(a) of the Code.

                Contracts.

               (q)  Investment Intent.  WCD represents and
warrants to the Buyer and Zemex that it is purchasing and will purchase the Shares for its own account, with no present intention of distributing or reselling the Shares or any part thereof, and it is prepared to bear the economic risk of retaining the Shares for an indefinite period, all without prejudice, however, to its right at any time, in accordance with this Agreement (and specifically subject to the provisions of Article 6), lawfully to sell or otherwise dispose of all or any part of the Shares held by it. WCD also represents and warrants that it is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. WCD agrees that if, and to the extent, it elects to sell the Shares, it will do so in compliance with the provisions and requirements of the Securities Act and applicable state securities laws.

               (r) Longhorn Shares; Longhorn Tax Matters. WCD is the owner of 2,000 shares of Common Stock, no par value, of Longhorn (the "Longhorn Shares"), which constitute all of the issued and outstanding capital stock of such company. All of the Longhorn Shares are owned of record and beneficially by WCD.
None of the Longhorn Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person. The authorized capital of Longhorn consists of 3,000 shares of Common Stock, no par value, of which only the aforementioned 2,000 shares are issued and outstanding. WCD owns the Longhorn Shares, free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances (it being acknowledged that WCD's pledge of, and grant of a security interest in, the Longhorn Shares to First Fidelity will be released on the Closing Date), and none of the Longhorn Shares is subject to any outstanding option, warrant, call or similar right of any other person to acquire the same, and none of the Longhorn Shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. WCD has full power and authority to convey good and marketable title to the Longhorn Shares, free and clear of any mortgages, liens, restrictions, security interests, claims, rights of another or encumbrances. All tax returns of every kind (including income taxes) relating to Longhorn that are due to have been filed in accordance with any applicable law have been duly filed by Longhorn or the Sellers; and all taxes shown to be due on such returns have been paid in full.

               (s) Reclamation and Performance Bonds. There exist no reclamation and performance bonds in support of the reclamation obligations of the WCD Talc Business, nor (to the best of Seller's knowledge of the Closing Date) are any such bonds required by law.

          4.2  Representations and Warranties of Buyer and Zemex.
Buyer and Zemex represent and warrant to Sellers, as of the date of this Agreement, as follows:

               (a) Organization of Buyer; Authorization. Buyer and Zemex are corporations duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. Buyer is (or, before the Closing Date, will be) duly qualified to do business and in good standing in the States of New York, North Carolina and Texas.
The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of Buyer and Zemex, respectively, enforceable against them in accordance with its terms, except insofar as such enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and general principles of equity.

               (b)  No Conflict.  Neither the execution and
delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer or Zemex will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Buyer or Zemex, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer or Zemex is party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to Buyer or Zemex.

               (c) Litigation. There is no action, suit or proceeding by or before any court or governmental body pending or, to the knowledge of Buyer or Zemex, threatened against Buyer or Zemex which challenges the validity of this Agreement or any action taken or to be taken by Buyer or Zemex pursuant to this Agreement or in connection with the transactions contemplated hereby.

                or finder's fees or commissions or similar payments in connection with any of the transactions contemplated hereby.

               (e)  Consents and Approvals of Governmental
Bodies. No consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required in connection with the execution, delivery and performance by Buyer or Zemex of this Agreement or the consummation of the transactions contemplated hereby.

               (f) Capitalization; Issuance of Shares; Exemption from
Registration.

                    (i)  Capitalization.

                         (A)  Zemex's authorized capital stock
consists of 10,000,000 shares of Common Stock, par value $1.00
(the "Common Stock"), of which 6,925,982 shares were issued and outstanding as of September 30, 1994.

                         (B)  On the date hereof, and other than
as described in the Zemex's financial statements or issued pursuant to this Agreement or as previously disclosed to the Sellers, there are no (x) outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating Zemex to purchase, redeem, issue, transfer or deliver any shares of its capital stock, or other equity security, and (y) no agreements or understandings, written or oral, with any holder of securities of Zemex, or holder of any obligation or right to acquire such securities.

                         (C)  On the date hereof, Zemex's Common
Stock is listed on the New York Stock Exchange under the symbol
"ZMX" and is current on its reporting requirements under the Securities and Exchange Act of 1934, as amended.

                    (ii) Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Zemex and the Shares when so issued, sold and delivered against payment therefor in accordance with this Agreement, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable.

                    (iii)     Exemption from Registration.
Subject to the accuracy of the Sellers' representations in
Section 4.1(q) hereof, the offer, sale and issuance of the Shares as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and the securities laws of any state having jurisdiction with respect to the transactions contemplated by this Agreement, and neither the Buyer, Zemex nor anyone acting on their behalf has or will take any action that would cause the loss of such exemption.


                            ARTICLE 5
          COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

          5.1 Continuity of Employment. Buyer shall offer continuity of employment to all individuals who are employees of the WCD Talc Business as of the Closing Date (the "Rehired Employees"), in equivalent positions, at the same salary or wage levels for a reasonable period of time following the Closing, but not less than 90 days following the Closing. Buyer will indemnify and hold Sellers harmless from any cost or expense arising from Buyer's breach of this provision including, without limitation, claims for vacation pay and severance pay and liabilities arising under the Worker Adjustment and Retraining Notification Act, with respect to any Rehired Employee who is not offered an equivalent position and salary level by Buyer or who has accepted such an offer and who is later dismissed, laid off or had his or her hours reduced by more than 50% by the Buyer during such period for any reason other than for cause. Such continuity of employment will require, among other things, that Buyer recognize all prior continuous service with Sellers for purposes of determining eligibility and vesting in applying any of Buyer s employment policies and benefit programs.

          5.2  Defined Benefits Plans.  Except as provided in
Section 5.1, Sellers will retain sole responsibility for all employment, retirement, pension, profit sharing, wage, incentive, bonus, deferred compensation, life insurance, stock option, disability, severance payments, health and welfare benefits, and other benefits, if any, to which the Rehired Employees are entitled up to and effective as of the Effective Date, and for all workers compensation, unemployment compensation or disability claims and insurance premiums which relate to the period of employment by Sellers ending on or before the Effective Date (collectively, the "Employee Plans"). As of the Effective Date, Sellers shall terminate all Rehired Employees and shall pay such Rehired Employees all wages and salary accrued as of such date other than accrued vacation pay. Sellers intend to cause all benefits due to such terminated Rehired Employees under WCD's Profit Sharing Plan to become fully vested as of the Effective Date to the extent allowed under the terms of WCD's Profit Sharing Plan. Sellers may, subject to the terms of WCD's Profit Sharing Plan, pay the balance of account balances in WCD's Profit Sharing Plan to Rehired Employees. Sellers shall be responsible for all benefits, and claims incurred prior to the Effective Date under Sellers' Employee Plans and any other worker's compensation or welfare benefit plans of Sellers. Buyer shall be responsible for all benefits, and claims incurred on or after the Effective Date under Buyer's benefit plans.

          5.3 Sales and Transfer Taxes; Prorations. The Parties shall cooperate in obtaining any available exemptions from sales, use and transfer taxes. Except as provided in Section 5.4, all real estate taxes, personal property taxes and utility charges relating exclusively to the WCD Talc Business shall be prorated as of the Closing and amounts owing to Sellers by Buyer, or to Buyer by Sellers, resulting from such proration shall be settled within 30 days after the Closing Date in the case of prepaid taxes or expenses, or within 30 days after the date on which such taxes or expenses are paid by Buyer, in the case of taxes or expenses which are billed after the Closing. Prior to the Closing, Sellers shall pay all expenses ordinarily paid in the normal course of operating the WCD Talc Business, including payroll, and shall be responsible for all FICA and administrative payroll matters until the Effective Date.

          5.4  New York Real Property Transfer Gains Tax.
Sellers and Buyer shall cooperate in filing all real property transfer gains tax documentation required by the New York State Department of Taxation and Finance in connection with the transfer of the purchased Assets pertaining to the CMI Business, and prior to the Closing Sellers shall have received and delivered to Buyer a copy of the tentative assessment of the real property transfer gains tax. Sellers shall be responsible for payment of all real property transfer gains tax (including interest and penalties) with respect to the transactions contemplated hereby.

          5.5 Access to Information. (a) For a reasonable period following the Closing Date consistent with Buyer's record retention policies as in effect or subsequently modified and, in any case, for at least one year or such longer period as may be required by any applicable law, Buyer will retain, at its sole expense, the books, records and other data of the WCD Talc Business transferred pursuant to Section 1.1(j) hereof. Similarly, for a reasonable period following the Closing Date consistent with Sellers' record retention policies as in effect or subsequently modified and, in any case, for at least one year or such longer period as may be required by any applicable law, Sellers will retain, at its sole expense, any books, records or other data relating to the WCD Talc Business retained by Sellers at locations other than the Real Property. During such period, each Party will afford to the other Party, its counsel and accountants, during normal business hours, reasonable access to such books, records and other data, including, without limitation, the opportunity to copy such materials at the other Party s sole expense. Following the expiration of such period, the Party retaining such materials (the "Retaining Party") may dispose of any such books, records and other data; provided, however, that before disposing of any such materials, the Retaining Party shall give the other Party at least 30 days notice of its intent to dispose of such materials and the other Party may, within such 30-day period, notify the Retaining Party of its desire to obtain such materials. Following its receipt of such notice from the other Party, the Retaining Party shall permit the other Party, at the other party's sole expense, to remove such materials.

               (b) For a reasonable period following the Closing and subject to restrictions imposed by law, Buyer and Sellers shall each consult and cooperate with the other upon request, at the requesting Party's sole expense, in connection with any matter, claim, investigation or proceeding, involving an independent third party with respect to the Party's respective ownership or operation of or other involvement with the WCD Talc Business, directly or indirectly, and as a part of such obligation to cooperate, shall, without limitation, and subject to any applicable privilege of confidentiality, allow reasonable access to and use of the assets or other facilities of the WCD Talc Business, provided, that such access and/or use shall not interrupt the operations of the WCD Talc Business, and Sellers shall allow Buyer reasonable access to and the assistance of all managers or other consultants, employees or agents of the WCD Talc Business.

          5.6 Transition. Buyer and Sellers shall use their best efforts to identify and make appropriate arrangements for dealing with any transition problems which may be involved, in the transfer of the WCD Talc Business to Buyer and Buyer's commencement of operations of such business.

          5.7 Environmental Audit. Buyer's counsel engaged a consulting firm that has conducted an environmental audit of the Real Property and the WCD Talc Business (the "Environmental Audit"), which audit was substantially completed and delivered in draft form on or about November 30, 1994 with respect to environmental matters relating to the WCD Talc Business. Buyer and Sellers agree to split the cost of the Environmental Audit on a 50/50 basis, subject to a cap of $25,000 as to Sellers' half, with payment of same to be check to Buyer's counsel's Agency Account at Closing. A copy of the findings of the Environmental Audit has been delivered to Buyer by Buyer's counsel.

          5.8 Noncompetition. For and in consideration of the payment by Buyer of the Purchase Price hereunder, Sellers expressly covenants and agrees that for a period of five years from the Closing Date, Sellers will not directly or indirectly, without the prior written consent of the Buyer, (i) own any interest in, manage, operate or control, finance, or participate in the ownership, management, operation or control of, any entity which is engaged in the business of extracting, processing or producing talc or talc products for sale to the paint, chemical, glass, cosmetics or other industry within 100 miles of the location of the current locations of any of the WCD, CMI, CHM or PTC Businesses, (ii) sell "dark" baryte products or talc to the "ceramics industry" or the "filler industry," or (iii) attempt to recapture any paint or plastics customers supplied by the WCD Talc Business facilities as of the Closing Date. With respect to premium talc produced by the Diana, New York facilities purchased by Buyer from CMI, WCD has agreed to certain non-competition terms pursuant to the Distribution Agreement. Notwithstanding the foregoing, however, the parties acknowledge that talc produced from various parts of the world contains individual performance characteristics and have individual applications, and from time to time customers of talc will change their sources of talc solely on the basis of physical properties and without influence or control by Buyer or WCD.

          5.9  Temporary Accounting Assistance.

               (a) Accounting; December 1994 Medical Insurance Coverage. Buyer and Sellers agree that until January 31, 1995 or such later date as the parties may mutually agree, WCD shall continue to manage and perform all accounting functions with respect to the WCD Talc Business, on terms and subject to such conditions as the parties may mutually agree in a separate written agreement.

               (b) Medical Insurance. Notwithstanding anything to the contrary in this Agreement, during the month of December, 1994, the parties agree that the Seller will assist Buyer with extending existing medical insurance coverage for Rehired Employees of the WCD Talc Business, at Buyer's expense, on the following basis: (i) with respect to Rehired Employees of the CMI Business, coverage will continue under CMI's Guardian medical plan during December, 1994, and Buyer will reimburse CMI for the actual cost of the premium for such month; and (ii) with respect to CHM and PTC Rehired Employees, coverage will continue under WCD's CIGNA medical insurance policy during December 1994, and Buyer will reimburse WCD for the premium for such month at the COBRA rate of 102% of the actual premium for such Rehired Employees.

          5.10 Distribution Agreement. In connection with this Agreement and the transactions contemplated hereby, and as a material inducement to Buyer to purchase the WCD Talc Business generally and the CMI Business specifically, the parties agree to enter, effective as of the Effective Date, the Distribution Agreement in substantially the form as attached hereto as Exhibit J.



                            ARTICLE 6
                        THE ZEMEX SHARES

          6.1  Restrictions on Transferability of Shares;
Compliance with Securities Act; Registration Rights.

               (a) Restrictions on Transferability. The Shares shall not be transferable, except upon the conditions specified in this Section 6.1. Sellers will cause any successor or proposed transferee of its Shares to agree to take and hold such securities subject to the conditions specified in this Section
6.1. Sellers acknowledge the restrictions upon their right to transfer the Shares set forth in this Section 6.1.

               (b) Restrictive Legend. For purposes hereof, each certificate representing the Shares shall constitute "Restricted Securities" (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) and shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO ZEMEX THAT SUCH REGISTRATION IS NOT REQUIRED.

          THESE SECURITIES ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF ARTICLE 6 OF THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF DECEMBER 7, 1994, BETWEEN ZEMEX CORPORATION AND CERTAIN PARTIES DESCRIBED THEREIN AS "SELLERS." A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICES OF ZEMEX CORPORATION AT CANADA TRUST TOWER, BCE PLACE, 161 BAY STREET, SUITE 3750, P.O. BOX 703, TORONTO, ONTARIO, CANADA M5J 2S1."

          Upon request of a holder of such a certificate, Zemex shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, Zemex shall have received the opinion referred to in Section 6.1(c).

          (c)  Notice of Proposed Transfer.

                    (i)  Notice.  Prior to any proposed transfer
of any Restricted Securities, the holder thereof shall give written notice to Zemex of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by a written opinion of legal counsel reasonably satisfactory to Zemex, addressed to Zemex and reasonably satisfactory in form and substance to Zemex's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to Zemex.

                    (ii) Certificate for Transferred Securities.
Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 6.1(b) above, except that such certificate shall not bear such restrictive legend if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act. Each transferee of Restricted Securities shall agree with respect to those securities that remain Restricted Securities to be bound by the terms of this Section 6.1(c).

               (d) Registration Rights. WCD shall have such registration rights with respect to the Shares as are set forth in the Registration Rights Agreement in substantially the form as attached hereto as Exhibit I, which the parties agree to enter into effective as of the Closing Date.

          6.2 Redemption of Shares. The Shares shall be subject to the following right of redemption by Zemex:

               (a) Optional Redemption by Zemex; Redemption Price. Subject to the terms hereof, Zemex or its assignee(s), may at its option elect to redeem all or any portion of the shares Stock at any time after the date of this Agreement (the "Issue Date") for a redemption price of $11.00 per share, adjusted proportionately to reflect any stock dividends, stock splits, reverse stock splits or stock combinations of Zemex which have occurred since the Issue Date (the "Redemption Price"). The provisions of this Section 6.1 shall terminate with respect to any Shares that are sold in a Public Market by the holder thereof in compliance with the terms of this Article 6. For purposes hereof, "Public Market" for the Common Stock of Zemex shall mean either (i) the New York Stock Exchange or the Toronto Stock Exchange or (ii) any other national exchange, the NASDAQ National Market System or any registered interdealer quotation system.

               (b) Notice of Redemption. Not more than 60 nor less than 15 days prior to any date fixed for redemption, notice by first class mail, postage prepaid, certified or registered, return receipt requested, shall be given to WCD that Zemex or its assignee(s) desire to redeem, addressed to WCD at its last address as shown on the records of Zemex (a "Redemption Notice"). Each Redemption Notice shall state (i) the date fixed for redemption (the "Redemption Date"); (ii) the total number of Shares to be redeemed; (iii) the total Redemption Price for all shares; and (iv) the place or places where the Shares to be redeemed are to be surrendered for payment of the Redemption Price.

               (c) Surrender and Payment. If redemption occurs pursuant to this Section 6.1, on or after the date fixed for redemption, WCD shall surrender the certificate evidencing such Shares to Zemex and shall thereupon be entitled to receive payment therefor.

          6.3 Payment upon Sale in a Public Market. Should WCD desire to sell the Shares in a Public Market (a "Public Sale"), such holder shall give Zemex at least 10 days written notice of such Public Sale including the proposed sale price of the Shares. In the event that the sale price for the Shares to be sold in the Public Sale (net of any customary brokerage commissions) exceeds the Redemption Price, the holder of such Shares shall pay to Zemex the amount, if any, by which the sale price for the Shares to be sold in the Public Sale exceeds the Redemption Price upon consummation of such Public Sale. Any such Public Sale shall be effected in an orderly manner so as to maximize value and minimize market price disruption over a 30-day period. In no event will the Shares be released from the Escrow (as hereinafter defined) until arrangements have been made reasonably satisfactory to Zemex that such amount will be paid to Zemex upon consummation of such sale.

          6.4  Payment upon Private Resale.

               (a) Should WCD desire to sell its Shares in a private resale of the Shares (a "Private Sale"), WCD shall give Zemex at least 10 days written notice of such Private Sale including the proposed sale price of the Shares; provided, however, that any dividend by WCD of the Shares to WCD's shareholders (which dividend must comply with the provisions of Section 6.1 regarding restrictions on transfer) shall not, for the purposes of this Section 6.4, constitute a Private Sale; provided, however (and consistent with Section 6.1), such WCD shareholders shall be subject to the provisions of this Article 6 to the same extent as WCD was prior to the transfer. In the event that the sale price for the Shares to be sold in the Private Sale exceeds the Redemption Price, Zemex shall be paid the amount, if any, by which the sale price for the Shares to be sold in the Private Sale exceeds the Redemption Price upon consummation of such Private Sale. In no event will such Shares be released from the Escrow (as hereinafter defined) until arrangements have been made reasonably satisfactory to Zemex that such amount is paid to Zemex upon consummation of such sale.

               (b) The ability of WCD to sell its Shares in a Private Sale is conditioned upon (i) the purchase price for the Shares to be sold in the Private Sale being equal to or exceeding 90% of the Public Market Price (as hereinafter defined) for shares of Zemex Common Stock and (ii) such Private Sale being made to a non-affiliate (as defined in Section 9.10) of WCD or its shareholders. The "Public Market Price" shall mean the average closing price of the Company's Common Stock on the New York Stock Exchange over the last 10 trading days prior to the date of the Private Sale.

          6.5 Obligation to Sell upon Demand in Certain Circumstances. If at any time while WCD remains holder of the Shares, in the event that market price for Zemex Common Stock shall exceed the Redemption Price for a period of at least five trading days, Zemex shall have the right to require the holder of the Shares to sell its Shares in such Public Market (to the extent WCD may do so under applicable securities laws) or to a private purchaser(s) identified by Zemex within 30 days of Zemex's written notice demanding such sale (in either event, a "Demand Sale"). Notwithstanding the foregoing, such Demand Sale shall be conditioned upon (i) WCD's receipt of no less than the Redemption Price for its Shares in such Demand Sale and (ii) evidence that such Demand Sale is permissible under applicable securities laws. In the event that the sale price for the Shares to be sold in the Demand Sale (net of any customary brokerage commissions) exceeds the Redemption Price, Zemex shall be paid the amount, if any, by which the sale price for the Shares to be sold in the Demand Sale exceeds the Redemption Price upon consummation of such Demand Sale. In addition, if such Demand Sale is conducted through the Public Market, any such sale shall be effected in an orderly manner so as to maximize value and minimize price disruption over a 30-day period. In no event will the Shares be released from the Escrow (as hereinafter defined) until arrangements have been made reasonably satisfactory to Zemex that amount will be paid to Zemex. upon the consummation of such sale.

          6.6 Escrow of Shares. In order to secure the obligations of WCD as the holders of the Shares under this
Article 6, the parties to this Agreement hereby agree to place the shares into escrow (the "Escrow") with Davis, Graham & Stubbs, L.L.C. (the "Escrow Agent"). Pursuant to the terms of the Escrow, the Escrow Agent shall hold the Shares in the Escrow until the earlier of (i) the date the Shares are redeemed by Zemex or its assignee(s) in accordance with the provisions of
Section 6.1 above; (ii) the Shares are sold in a Public Market after compliance with the provisions of Section 6.2 above; (iii) the Shares in a Private Resale in compliance with the provisions of Section 6.3 above; (iv) the sale of such Shares in a Demand Sale in compliance with the provisions of Section 6.4 above; or
(v) upon a sale of all or substantially all of the capital stock or assets of Zemex.

          6.7 Binding Effect. The rights and duties of Zemex under this Article 6 are expressly assignable by Zemex to its successors and assigns. The provisions of this Article 6 shall survive any sale, pledge, gift hypothecation or other transfer of Shares by WCD until such time as the Shares are released from the Escrow.


                            ARTICLE 7
                      CONDITIONS TO CLOSING


          7.1 General Conditions. The obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) No Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

               (b) Material Titles and Permits. Transfer to Buyer of all real property titles and environmental, processing or mining permits material to the WCD Talc Business shall have been completed to Buyer's and its counsel's reasonable satisfaction; provided, however, to the extent a permit is non-transferable, Seller shall assist Buyer in its application for new/replacement permits.

          7.2 Conditions to Sellers' Obligations. Sellers' obligations to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions, any of which may be waived by Sellers in WCD's sole discretion:

               (a)  Buyer's Performance.  Buyer shall have
performed, in all material respects, the obligations required under this Agreement to be performed by it at or prior to the Closing.

               (b)  Representations and Warranties True;
Officer's Certificate. Certificates of senior officers of Buyer and Zemex certifying that the representations and warranties of Buyer and Zemex (respectively) contained herein shall be true and correct, in all material respects, at and as of the Closing Date, and pertaining to corporate authority, etc., in substantially the form attached hereto as Exhibit E, shall be delivered at Closing.

               (c)  Payments and Assumption of Liabilities.
Sellers shall have received from Buyer the Purchase Price as provided in Sections 3.1, 3.2 and 3.3 and received the executed General Assignment, Bill of Sale and Assumption Agreement as required by Section 1.4.

               (d) Approval and Consents. Sellers shall have received all necessary consents, approvals and authorizations, and achieved satisfaction of such third party requirements, as are necessary to consummate the transactions contemplated hereby.

               (e) Opinion of Counsel of Buyer. Sellers shall have received an opinion of Davis, Graham & Stubbs, L.L.C., counsel to Buyer, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.

          7.3 Conditions to Buyer's Obligations. Buyer's obligations to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions, any of which may be waived by Buyer in its sole discretion:

               (a) Sellers' Performance. Sellers shall have performed in all material respects, the obligations required under this Agreement to be performed by it at or prior to the Closing.

               (b)  Representations and Warranties True;
Officer's Certificate. A certificate of senior officers of Sellers certifying that the representations and warranties of Sellers contained herein shall be true and correct, in all material respects, at and as of the Closing Date, and pertaining to corporate authority, etc., substantially in the form attached hereto as Exhibit G, shall be delivered at Closing.

               (c) Approvals and Consents. Buyer shall have received approval of its Board of Directors and all other necessary consents, approvals and authorizations, and achieved satisfaction of such third party requirements, as are necessary to consummate the transactions contemplated hereby.

               (d) Opinion of Counsel of Sellers. Buyer shall have received an opinion of Apruzzese, McDermott, Mastro &
Murphy, P.C., counsel to Sellers, dated as of the Closing Date, substantially in the form attached hereto as Exhibit H.


                            ARTICLE 8
                         INDEMNIFICATION

          8.1 Indemnification by Sellers. Sellers collectively, and WCD individually, agree that they will indemnify and save and hold Buyer harmless from and against any claim, cost, expense, damage' liability, loss or deficiency suffered or incurred by, Buyer (including, without limitation, reasonable attorneys fees and other reasonable costs and expenses incident to any suit, action or proceeding) ("Damages") arising out of or resulting from, and will pay Buyer on written demand the full amount of, any sum which Buyer may pay or may become obligated to pay in respect of (i) any inaccuracy in any representation or the breach of any warranty made by Sellers pursuant to this Agreement (subject to the time period set forth in Section 8.3), (ii) any failure by Sellers duly to perform or observe any covenant or condition in this Agreement on the part of Sellers to be performed or observed, (iii) any noncompliance with the provisions of any applicable bulk sales law or regulation, (iv) any claim of breach of contract or warranty under any agreement with a customer of the WCD Talc Business which is based upon any action or omission of Sellers prior to the Closing Date.

          8.2 Indemnification by Buyer. Buyer agrees that it will indemnify and save and hold Sellers harmless from and against any Damages arising out of or resulting from, and will pay Sellers on written demand the fuller amount of, any sum which Sellers may pay or may become obligated to pay in respect of (i) any inaccuracy in any representation or the breach of any warranty made by Buyer pursuant to this Agreement, (ii) any failure by Buyer duly to perform or observe any covenant or condition in this Agreement on the part of Buyer to be performed or observed, and (iii) any Assumed Liability asserted against Sellers. With respect to claims for indemnification under clause
(i) or (ii) of the preceding sentence, Buyer shall be obligated to indemnify Sellers only with respect to Damages for which Sellers has given Buyer notice on or prior to the date which is six months following the Closing Date.

          8.3 Limitations on Sellers' Indemnification. Sellers' indemnification obligations for Damages hereunder (a) shall be limited in amount to $2,000,000 in the aggregate and (b) shall not apply to any claim for Damages until either (i) an individual claim exceeds $25,000 or (ii) the aggregate of all such claims total $50,000, in which latter event Sellers' indemnity obligation shall apply to all such claims regardless of size. Sellers shall be obligated to indemnify Buyer only with respect to Damages for which Buyer has given Sellers notice on or prior to the date which is eighteen months following the Closing Date (the "Indemnification Period"), except that the indemnification obligations of the Sellers with respect to representations and warranties relating to Longhorn's taxes in Section 4.1(r) hereof shall continue with respect to any tax year or period prior to the Effective Date until the expiration of all applicable statutory periods of limitations, after giving effect to any waiver, mitigation or extension thereof. All claims made by Buyer during the Indemnification Period shall be counted in determining whether the $25,000 threshold has been achieved. Sellers shall be obligated to indemnify Buyer hereunder only with respect to Damages for which Buyer has given Sellers notice within the Indemnification Period. Sellers' indemnification obligation under this Agreement shall not be subject to the $25,000 threshold or the $2,000,000 cap to the extent Buyer asserts a claim for Damages arising out of the assertion against Buyer of an Excluded Liability.

          8.4  Cooperation.

               (a) Notice. Sellers and Buyer will give prompt written notice to the other of any assertion, claim or demand which Buyer or Sellers discovers or of which notice is received after the Closing and which might give rise to a claim by Buyer against Sellers under Section 8.1 hereof, or by Sellers against Buyer under Section 8.2 hereof, stating in reasonable detail the nature, basis and amount thereof.

               (b) Claims for Money Damages. In case of any claim for money damages by a third party, any suit for money damages, any claim for money damages by any governmental body, or any legal, administrative or arbitration proceeding with respect to which the indemnifying party may have liability for money damages under the indemnity agreements contained in Section 8.1 or Section 8.2 hereof, the indemnifying party shall be entitled to participate therein, and to the extent desired, to assume the defense thereof, and after notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party will not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless the indemnifying party does not actually assume the defense thereof following notice of such election. Buyer or Sellers shall make available to the other and its attorneys and accountants, at all reasonable times, all books and records relating to such suit, claim or proceeding, and Buyer and Sellers will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding.
Buyer and Sellers will not make any settlement of any claim which might give rise to liability of the indemnifying party hereunder for money damages under the indemnity agreement contained in
Section 8.1 or 8.2 hereof without the consent of the other which consent shall not be unreasonably withheld. If the indemnifying party shall desire and be able to effect a monetary compromise or settlement of any such claim and the indemnified party shall refuse to consent to such compromise or settlement (to the extent it relates to money damages), then the liability of the indemnifying party to the indemnified party with respect to settlement of such claim shall be limited to the amount so offered in compromise or settlement.

               (c) Claims for Environmental Work. In the case of any assertion, claim or demand by any governmental body requiring the performance of investigatory, removal or remedial work with respect to environmental conditions at the Real Property for which Buyer may seek indemnification, Buyer shall permit Sellers to conduct and control such work (at its sole expense) in cooperation with Buyer (and subject to Buyer's consent and approval, which shall not be unreasonably withheld), and shall give Sellers access to the Real Property and to the books and records of the WCD Talc Business as may reasonably be required, consistent with Section 5.8 and will make available relevant Employees as may be reasonably required.


                            ARTICLE 9
                       GENERAL PROVISIONS

          9.1  Notices.  Any notice, request or other
communication required or allowed under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery,
(b) when sent by telecopy, provided that receipt thereof is confirmed verbally or by return telecopy (c) on the first business day after receipted delivery to a courier service which guarantees next- business-day delivery, under circumstances in which such guaranty is applicable, or (d) on the earlier of delivery or three business days after mailing by United States certified mail, postage and fees prepaid, to the appropriate Party at the address set forth below or to such other address as the Party so notifies the other in writing. Any notice sent by telecopy a]so shall be sent by certified mail, but shall be deemed to have been given when the telecopy has been transmitted.

          As to Buyer:

               By Personal Delivery, Courier or Certified Mail:

                    Suzorite Mineral Products, Inc.
                    Canada Trust Tower
                    BCE Place, 161 Bay Street
                    Suite 3750, P.O. Box 703
                    Toronto, Ontario M5J 2S1
                    CANADA

               By Telecopier Transmission:  (416) 365-8094

          With a Copy to:

               By Personal Delivery, Courier or Certified Mail:

                    Zemex Corporation
                    Canada Trust Tower
                    BCE Place, 161 Bay Street
                    Suite 3750, P.O. Box 703
                    Toronto, Ontario M5J 2S1
                    CANADA

               By Telecopier Transmission:  (416) 365-8094


          With a Copy to:

               By Personal Delivery, Courier or Certified Mail:

               Davis, Graham & Stubbs, L.L.C.
               Attn:  J. Hovey Kemp, Esq.
               1225 New York Avenue, N.W.
               Suite 1200
               Washington, D.C.   20005

               By Telecopier Transmission:   (202) 293-4794

          As to Sellers:

               By Personal Delivery, Courier or Certified Mail:


                    Whittaker, Clark & Daniels, Inc.
                    1000 Coolidge Street
                    South Plainfield, NJ  07080-1000

               By Telecopier Transmission:  (800) 833-8139

          With a Copy to:

               By Personal Delivery, Courier or Certified Mail:

                    Appruzzese, McDermott, Mastro & Murphy, P.C.
                    Attn:  Barry Marell
                    Somerset Hills Corporate Center
                    25 Independence Blvd.
                    P.O. Box 112
                    Somerset, NJ  07938

               By Telecopier Transmission:  (908) 647-1492


          9.2 Entire Agreement; Incorporation; Subsequent Modifications. This Agreement, together with all schedules attached hereto, contain the entire agreement between the Parties and supersede the July 21, 1994 letter of intent and all other prior oral or written agreements between the Parties with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any warranties, representations, covenants or agreements except as specifically set forth herein or expressly required to be made pursuant hereto. The inclusion of matters in any schedule to this Agreement does not constitute an admission or agreement of the Parties that the listed matter, or the dollar amount represented by the listed matter, is material or defines materiality for purposes of this Agreement. This disclosure of information on any of the Schedules hereto shall constitute a disclosure of such information on every other Schedule on which such information might have been required in order to render such other schedule materially true, correct or not misleading. No modification of this Agreement shall be effective unless set forth in writing and signed by all of the Parties hereto.

          9.3  Assignment; Binding Effect; Third Party
Beneficiaries. Buyer shall not have the right to assign this Agreement or delegate its duties hereunder without the prior written consent of Sellers except that Buyer may assign this Agreement and delegate its duties hereunder to any other Affiliate of Zemex, as defined in Section 9.10. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns. This Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties.

          9.4 Expenses of Sale. Each Party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby. Without limitation, such expenses shall include the fees and expenses of all attorneys, accountants and other professionals incurred in connection herewith, including all fees incurred by Buyer to investigate the WCD Talc Business (and except as provided in Section 5.7 with respect to sharing the costs of the Environmental Audit).

          9.5 Cooperation; Execution of Additional Documents. Each Party hereto shall cooperate fully with one another and shall execute such other and further documents as may be reasonably necessary or proper for the consummation of the transactions contemplated by this Agreement.

          9.6 Bulk Sales Waiver. Buyer hereby waives compliance with the provisions of legislation which relate to the sale of property in bulk in connection with the transfer of the Purchased
Assets to Buyer.

          9.7 Counterparts. This Agreement may be executed in one or more counterpart copies, and such fully executed copies shall be considered an original which together shall constitute one Agreement.

          9.8 Interpretation and Governing Law, Jurisdiction and Service of Process. This Agreement shall be construed as though prepared by both Parties hereto. Captions at the beginning of each section and each subsection are solely for the convenience of the Parties and shall not modify the text of this Agreement. This Agreement shall be construed and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws.

          9.9 Severability. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable after all appeals have either been exhausted or the time for any appeals to be taken has expired, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          9.10 Definition of Affiliate. For purposes hereof, an affiliate of a Party shall include any person or entity now or in the future controlling, controlled by or under common control with a Party.

          9.11 Press Releases. Except as provided below, prior to the Closing, the Parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and neither Party shall issue any such press release nor make any such public statement without the prior written consent of the other Party, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange applicable to the Party or to any affiliate of the Party. Sellers reserves the right to notify its distributors and customers prior to Closing of the impending sale hereunder.

          9.12 United States Dollars. All dollar amounts referred to in this Agreement are in lawful money of the United
States of America.

          9.13 Survival of Covenants, Representations and Warranties. The representations and warranties of the Parties contained in Article 4 shall survive the Closing until the date which is eighteen months following the Closing Date (other than the representations and warranties in Section 4.1(r) which shall survive the Closing until the expiration of Seller's indemnity with respect thereto as set forth in Section 8.3), after which time the Parties shall be released from any and all liability in connection with representations and warranties. As to the covenants of the Parties contained in Article 5 such covenants shall continue indefinitely, except as may be expressly stated therein. Except as provided in Section 8.4 or as otherwise expressly stated herein, the Parties agree that their sole remedy for breach of any representation, warranty or covenant contained herein are the indemnification rights provided in Article 9 herein.


          IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed in their respective names individually and by their respective corporate officers, duly authorized, as of the day and year first above written.


                              SELLERS:

                              WHITTAKER CLARK & DANIELS, INC.



                              By:
                                   Michael C. Argyelan
                                   President


                              CLARK MINERALS, INC.



                              By:
                                   Edwin C. Davenport
                                   President


                              CHEROKEE MINERALS, INC.



                              By:
                                   Edwin C. Davenport
                                   President


                              PIONEER TALC COMPANY



                              By:
                                   Edwin C. Davenport
                                   President

                              BUYER:

                              SUZORITE MINERAL PRODUCTS, INC.



                              By:
                                   Name:     Peter J. Goodwin
                                   Title:    President


                              ZEMEX:

                              ZEMEX CORPORATION



                              By:
                                   Name:     Peter J. Goodwin
                                   Title:    Vice President

         THIS WORK REQUEST/COVERSHEET MUST ACCOMPANY ALL EDITS

DATE:____________________________  TIME:_________________________

DOCUMENT #:  W403469.8   AUTHOR:  J. Hovey Kemp

DELIVER TO: _________________ AUTHOR #:  0147     EXT:  1029
               SEC:  2022

CLIENT: Zemex/WCD Talc   CLIENT #: 260052.0005

TITLE OF DOC:  Asset Purchase Agreement

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